Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Strong operational performance and profitable growth driven by a rebound of NLA activity and acquisition of PRT Offshore.

Revenue of $407 million for the fourth quarter, up 10% sequentially. Revenue of $1,513 million for the full year, up 18% year-over-year.

Net loss of $12 million for the fourth quarter as compared to net loss of $14 million for the third quarter of 2023. Net loss of $23 million for the full year as compared to net loss of $20 million for 2022.

Adjusted EBITDA1 of $85 million for the fourth quarter, up 70% sequentially. Adjusted EBITDA margin1 of 21%, up sequentially from 14%. Adjusted EBITDA of $249 million for the full year as compared to $206 million for 2022. Adjusted EBITDA margin1 of approximately 16% for both 2023 and 2022.

Provides 2024 revenue and Adjusted EBITDA margin outlook

HOUSTON - February 21, 2024 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months and year ended December 31, 2023.

Fourth Quarter 2023 Financial Highlights

•

Revenue was $407 million compared to revenue of $370 million in the third quarter of 2023, a sequential increase of $37 million, or 10%, primarily driven by a rebound of activity in North and Latin America (“NLA”) and the acquisition of PRT Offshore in the beginning of the fourth quarter.

•

Net loss for the fourth quarter of 2023 was $12 million, or $0.11 per diluted share, compared to a net loss of $14 million, or $0.13 per diluted share, for the third quarter of 2023. Adjusted net income[1] for the fourth quarter of 2023 was $7 million, or $0.06 per diluted share, compared to an adjusted net loss for the third quarter of 2023 of $6 million, or $0.06 per diluted share. Results for the fourth and third quarter of 2023 include foreign exchange losses of $5 million and $4 million, respectively, or approximately $0.04 per diluted share, for both periods.

•

Adjusted EBITDA was $85 million, a sequential increase of $35 million, or 70%, driven by higher activity during the fourth quarter and lower unrecoverable costs within our light well intervention (“LWI”) business. Adjusted EBITDA margin for the fourth and third quarter of 2023 was 21% and 14%, respectively. Excluding $4 million and $15 million of unrecoverable LWI-related costs during the three months ended December 31, 2023 and September 30, 2023, respectively, Adjusted EBITDA would have been $89 million and $65 million and Adjusted EBITDA margin would have been 22% and 18%.

The Company suspended vessel-deployed LWI operations during the third quarter of 2023 following a wire failure on the main crane of a third-party owned vessel working with Expro while the crane was suspending the subsea module of Expro’s vessel-deployed LWI system. We are continuing to work with the relevant stakeholders and independent experts to assess the incident. The well control package and lubricator components of this vessel-deployed LWI system have been safely recovered, but we have determined not to participate in the recovery of the subsea module from the seabed. We are continuing to determine the path forward for our vessel-deployed LWI operations, including what alternative service delivery options and service partner options are available to the Company, and the timing and cost (including potential damage claims) of completing customer work scopes for which our vessel-deployed LWI system was integral. At this time, we are not able to assess the timing and potential cost of completing customer work scopes but do not expect such costs to be material to Expro’s financial results.

•	Net cash provided by operating activities for the fourth quarter of 2023 was $33 million compared to net cash provided by operating activities of $59 million for the third quarter of 2023. The decrease was primarily due to an increase in working capital of $60 million, partially offset by an increase in Adjusted EBITDA of $35 million. Adjusted cash flow from operations[1] for the fourth quarter of 2023 was $43 million compared to $64 million for the third quarter of 2023.

1. A non-GAAP measure.

Full Year 2023 Financial Highlights

•

Revenue was $1,513 million for the year ended December 31, 2023, an increase of $234 million, or 18%, compared to $1,279 million for the year ended December 31, 2022. Activity and revenue across all geography-based operating segments increased during the year ended December 31, 2023, most notably in Europe and Sub-Saharan Africa (“ESSA”).

•

Net loss was $23 million for the year ended December 31, 2023, or $0.21 per diluted share, compared to a net loss of $20 million, or $0.18 per diluted share, for the year ended December 31, 2022. Adjusted net income for the year ended December 31, 2023 was $20 million, or $ 0.19 per diluted share, compared to adjusted net income for the year ended December 31, 2022 of $19 million, or $ 0.18 per diluted share.

•

Adjusted EBITDA increased by $43 million, or 21%, to $249 million for the year ended December 31, 2023 from $206 million for the prior year. The increase in Adjusted EBITDA is primarily attributable to higher revenue and a more favorable activity mix. Adjusted EBITDA margin was approximately 16% for both 2023 and 2022, respectively. Adjusted EBITDA for the year ended December 31, 2023 includes unrecoverable LWI-related costs in Asia Pacific (“APAC”) of $36 million. Adjusted EBITDA for the year ended December 31, 2022 includes unrecoverable LWI-related costs of $28 million. Excluding unrecoverable LWI-related costs, Adjusted EBITDA for the years ended December 31, 2023 and 2022 would have been $285 million and $234 million, and Adjusted EBITDA margin would have been 19% and 18%, respectively.

•	Net cash provided by operating activities for the year ended December 31, 2023 was $138 million compared to $80 million for year ended December 31, 2022, primarily due to an increase in Adjusted EBITDA (as referenced above) and favorable movement in working capital, partially offset by higher payments for income taxes. Adjusted cash flow from operations for the year ended December 31, 2023 was $170 million compared to $115 million for year ended December 31, 2022.

Michael Jardon, Chief Executive Officer, noted “Expro has delivered strong fourth quarter financial results with revenue and Adjusted EBITDA exceeding our most recent guidance ranges. We begin 2024 in a strong position. As activity is strengthening, we are continuing to see a positive demand trend for our services and solutions and believe that the energy services sector and Expro's business are in the early phase of a multi-year growth cycle.

“Earlier this month we announced that Expro has entered into a definitive agreement to acquire Coretrax, a technology leader in performance drilling tools and wellbore cleanup, well integrity and production optimization solutions. Coretrax has a complementary offering to Expro with little overlap and will bolster the portfolio of technology-enabled services and solutions offered through our Well Construction and Well Intervention & Integrity product lines, adding significant value to our clients from innovative technologies that reduce risk and cost, optimize drilling efficiency, extend the life of existing well stock, and optimize production.

“We also celebrated 40 years since the launch of our first subsea test tree system. Since then Expro has remained at the forefront of subsea landing string technology. Recognizing our dedication to subsea well access applications, Expro was named Intervention Champion of the Year at the OWI Global Awards 2023 that was held in November. Our capabilities in this space have also been bolstered with the recent acquisition of PRT Offshore at the beginning of the fourth quarter of 2023 and we are already making significant progress on our integration.

“We built a healthy order book in 2023, capturing strategically important contract wins. As we look ahead, we are well positioned to support our customers as activity ramps up across our regions and product lines. I am very proud of the team of experts throughout the company and what they have accomplished. We believe our business is well positioned to be a leading provider of services and solutions in the international and offshore markets while delivering on the financial and other objectives of the company in the years to follow.

“For 2024, we expect improving profitability to drive improved cash flow generation as we capitalize on tailwinds in our industry. Based on our strong performance in 2023 and a positive activity outlook, we currently anticipate generating revenues of between $1,600 million to $1,700 million in 2024. Adjusted EBITDA in 2024 is expected to be between $325 million and $375 million, and Adjusted EBITDA margin is expected to be between 20% and 22%. Full-year guidance assumes our proposed acquisition of Coretrax will be completed at the beginning of the third quarter. Consistent with historical patterns, revenue and profitability in the first quarter of 2024 are expected to be negatively impacted by the winter season in the Northern Hemisphere and the budget cycles of our national oil company customers. First quarter revenue is expected to be within a range of $365 million and $375 million. First quarter Adjusted EBITDA is expected to be within a range of $63 million and $73 million and Adjusted EBITDA margin is expected to be approximately 18%.”

Notable Awards and Achievements

Expro was named Energy Transition Pioneer of the Year at the OWI Global Awards 2023, recognizing its commitment to sustainable energy solutions. This recognition reflects Expro’s proactive efforts to contribute to a cleaner and more sustainable future. The company also won Intervention Champion of the Year recognizing Expro's commitment to Subsea Well Access. In 2023 we achieved over 40 years of Subsea Test Tree Assemblies (“SSTTA”) operations and more than 3,000 subsea deployments across exploration and appraisal, completion, and intervention applications, building a strong reputation and market share that is supported by the industry’s largest large-bore global SSTTA fleet.

Expro’s Tubular Running Services (“TRS”) business accomplished an industry milestone in the U.S. Gulf of Mexico by successfully completing an operator’s well using a fully non-marking completion running package – a significant achievement in the field.

This tubular running package provides the industry’s only truly non-marking tubular running solution, which helps preserve well integrity and extends the life cycle of the well. This was also the first deployment of the Collar Load Support (CLS™) System for Stands in the region, in which the performance of the system exceeded customer expectations. The success of this completion run was the culmination of extensive planning and testing and is another example of Expro’s ability to provide solutions and positive results for the industry’s most complex wells.

Expro has been awarded a Corporate Frame Agreement to deliver well testing services for Equinor in the Norwegian Continental Shelf. The four-year contract, with the potential of three two-year options, builds on Expro’s previous seven-year agreement. The scope of work includes well flow management and production optimization services to enhance Equinor’s assets across completion, intervention, production, and abandonment operations.

Building on the Corporate Frame Agreement, the work scope will see the delivery of hydraulic intervention well services using Expro’s innovative CoilHose™ Light Well Circulation System (“LWCS”) that is designed to provide a more efficient and lower operational carbon footprint approach to operations. A significant portion of the contract is directly linked to a demonstrable commitment to a low carbon plan, allowing Expro to implement its environmental capabilities with Equinor and further enhance the strength and depth of this partnership.

In the Middle East and North Africa, Expro’s Automated Bucking and Catwalk system delivered improved safety and record efficiency at one of its client’s challenging wells. Expro was contracted to provide a high quality, low risk tubular running services to its clients’ onshore fleet of drilling rigs. Marking an operational first for the triple catwalk in the United Arab Emirates, on the first deployment of its TRS system, Expro set a record for instantaneous tripping speed and the second-best performance overall tripping speed on 18 5/8” tubulars. The overall rate was more than twice that of the average run in the same field. The client extended their appreciation to the TRS crew along with the rig team for concluding a very challenging 18 5/8” job with reduced safety exposure to personnel and a green safety record.

Finally, in the Asia Pacific region, Expro completed the deepest deployment of MK VI CoilHose™, coupled with a successful N2 lifting application in a remote location offshore New Zealand. This marked the first-ever MK VI CoilHose™ deployment in APAC, reaching an impressive depth of 8,650 feet (2,637 meters), surpassing depths achieved globally by 25%. The CoilHose™ solution provided a swift rig-up time compared to traditional coil tubing, minimizing planning and operational duration. This streamlined approach not only reduces safety risks but also lessens the environmental impact during well interventions.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2023 to the results for the third quarter of 2023.

North and Latin America (NLA)

Revenue for the NLA segment was $145 million for the three months ended December 31, 2023, an increase of $40 million, or 38%, compared to $105 million for the three months ended September 30, 2023. The increase was primarily due to additional subsea well access revenue following the acquisition of PRT Offshore at the beginning of the fourth quarter, higher well flow management revenue in Mexico, and higher well construction revenue in the U.S. due to increased customer activity.

Segment EBITDA for the NLA segment was $44 million, or 30% of revenues, during the three months ended December 31, 2023, compared to $20 million, or 19% of revenues, during the three months ended September 30, 2023. The increase of $24 million in Segment EBITDA was attributable to higher activity and the increase in Segment EBITDA margin was attributable to a more favorable activity mix during the three months ended December 31, 2023.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $134 million for the three months ended December 31, 2023, a decrease of $1 million, or 1%, compared to $135 million for the three months ended September 30, 2023. The decrease in revenues was primarily driven by lower well flow management revenue in Congo, partially offset by higher well flow management and subsea well access revenue in Equatorial Guinea.

Segment EBITDA for the ESSA segment was $41 million, or 31% of revenues, for the three months ended December 31, 2023, an increase of $2 million, or 5%, compared to $39, or 29% of revenues, for the three months ended September 30, 2023. The increase in Segment EBITDA and Segment EBITDA margin was primarily attributable to a more favorable activity mix during the three months ended December 31, 2023.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $65 million for the three months ended December 31, 2023, an increase of $7 million, or 13%, compared to $58 million for the three months ended September 30, 2023. The increase in revenue was driven by higher well flow management services revenue in Algeria and the Kingdom of Saudi Arabia and by higher well construction revenue in Morocco.

Segment EBITDA for the MENA segment was $21 million, or 33% of revenues, for the three months ended December 31, 2023, an increase of $4 million, or 26%, compared to $17 million, or 29% of revenues, for the three months ended September 30, 2023. The increase in Segment EBITDA and Segment EBITDA margin was primarily due to higher activity and a more favorable activity mix during the three months ended December 31, 2023.

Asia Pacific (APAC)

Revenue for the APAC segment was $62 million for the three months ended December 31, 2023, a decrease of $9 million, or 13%, compared to $71 million for the three months ended September 30, 2023. The decrease in revenue was primarily due to lower subsea well access revenue in Australia, where we suspended vessel-deployed LWI operations, and China, partially offset by higher subsea well access revenue in Malaysia and well flow management revenue in Malaysia and Australia.

Segment EBITDA for the APAC segment was $5 million, or 9% of revenues, for the three months ended December 31, 2023, an increase of $9 million compared to ($4) million, or (6)% of revenues, for the three months ended September 30, 2023. The increase in Segment EBITDA (despite the decrease in revenues) was primarily due to lower costs within our LWI business during the three months ended December 31, 2023 compared to the three months ended September 30, 2023. For the three months ended December 31, 2023, APAC Segment EBITDA includes unrecoverable LWI-related costs of $4 million. Segment EBITDA for the three months ended September 31, 2023 includes unrecoverable LWI-related costs of $15 million. Excluding unrecoverable LWI-related costs, Segment EBITDA for the fourth and third quarter of 2023 would have been $10 million or 16% of revenue and $11 million or 15% of revenue, respectively.

Other Financial Information

The Company’s capital expenditures totaled $37 million in the fourth quarter of 2023 and approximately $122 million for the full year 2023. Expro plans for capital expenditures in the range of approximately $130 million to $140 million for 2024.

As of December 31, 2023, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $152 million. The Company had outstanding debt of $20 million as of December 31, 2023. The Company’s total liquidity as of December 31, 2023 was $299 million. Total liquidity includes $147 million available for drawdowns as loans under the Company’s revolving credit facility.

Depreciation and amortization expense was $63 million for the fourth quarter of 2023 compared to $37 million for the third quarter of 2023. The increase was primarily due to $19 million of accelerated depreciation expense related to the subsea module (“SSM”) of Expro’s vessel-deployed LWI system and related equipment.

On October 25, 2023, the Company’s Board of Directors (the “Board”) approved an extension to the stock repurchase program first approved on June 16, 2022. Pursuant to the extended stock repurchase program, the Company is authorized to acquire up to $100 million of its outstanding common stock from October 25, 2023 through November 24, 2024. During the year ended December 31, 2023, under the Stock Repurchase Program we repurchased approximately 1 million shares of our common stock at an average price of $16.70 for a total cost of approximately $20 million, including shares repurchased prior to the extension of the Stock Repurchase Program. During the year ended December 31, 2022, we repurchased 1 million shares at an average price of $11.81 per share, for a total cost of $13 million under the preceding program.

Expro’s provision for income taxes was $13 million for both the fourth quarter of 2023 and the prior quarter primarily due to a similar mix of taxable profits between jurisdictions. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months and year ended December 31, 2022 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss fourth quarter 2023 results on Wednesday, February 21, 2024, at 12:00 p.m. Central Time (1:00 p.m. Eastern Time).

Participants may also join the conference call by dialing:

US: +1 (833) 470-1428

International: +1 (929) 526-1599

Access ID: 108879

To listen via live webcast, please visit the Investor section of www.expro.com.

The fourth quarter 2023 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: US +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 849637

Start Date: February 21, 2024, 1:00 p.m. CT

End Date: March 6, 2024, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has more than 8,000 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X (formerly Twitter) @ExproGroup and LinkedIn @Expro.

Contact:

Chad Stephenson - Director Investor Relations

+1 (713) 463-9776

InvestorRelations@expro.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results, environmental, social and governance goals, targets and initiatives, estimates and projections regarding the outcome and benefits of the proposed Coretrax acquisition, the Company’s ability to achieve the anticipated synergies as a result of the proposed Coretrax acquisition and the timing of the closing of the proposed Coretrax acquisition. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 that will be filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by the management, financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense (benefit), (b) depreciation and amortization expense, (c) impairment expense, (d) severance and other expense, net, (e) stock-based compensation expense, (f) merger and integration expense, (g) (gain) loss on disposal of assets, (h) other (income) expense, net, (i) interest and finance (income) expense, net and (j) foreign exchange (gain) loss. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash provided by (used in) operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain (loss) on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Total revenue	$406,750	$369,818	$350,966	$1,512,764	$1,279,418
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization	(316,875)	(315,825)	(277,548)	(1,241,295)	(1,057,356)
General and administrative expense, excluding depreciation and amortization	(19,346)	(15,437)	(10,444)	(64,254)	(58,387)
Depreciation and amortization expense	(62,874)	(37,414)	(34,538)	(172,260)	(139,767)
Merger and integration expense	(5,432)	(817)	(4,996)	(9,764)	(13,620)
Severance and other expense	(8,901)	(1,897)	(2,411)	(14,388)	(7,825)
Total operating cost and expenses	(413,428)	(371,390)	(329,937)	(1,501,961)	(1,276,955)
Operating (loss) income	(6,678)	(1,572)	21,029	10,803	2,463
Other income (expense), net	4,774	(1,129)	1,477	1,234	3,149
Interest and finance expense, net	(2,255)	(373)	(3,468)	(3,943)	(241)
(Loss) income before taxes and equity in income of joint ventures	(4,159)	(3,074)	19,038	8,094	5,371
Equity in income of joint ventures	5,117	2,495	5,590	12,853	15,731
Income (loss) before income taxes	958	(579)	24,628	20,947	21,102
Income tax expense	(13,376)	(13,307)	(11,697)	(44,307)	(41,247)
Net (loss) income	$(12,418)	$(13,886)	$12,931	$(23,360)	$(20,145)

Net (loss) income per common share:
Basic	$(0.11)	$(0.13)	$0.12	$(0.21)	$(0.18)
Diluted	$(0.11)	$(0.13)	$0.12	$(0.21)	$(0.18)
Weighted average common shares outstanding:
Basic	110,325,863	108,777,429	108,743,078	109,161,453	109,072,761
Diluted	110,325,863	108,777,429	109,348,871	109,161,453	109,072,761

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$151,741	$214,788
Restricted cash	1,425	3,672
Accounts receivable, net	469,119	419,237
Inventories	143,325	153,718
Assets held for sale	-	2,179
Income tax receivables	27,581	26,938
Other current assets	58,409	44,975
Total current assets	851,600	865,507

Property, plant and equipment, net	513,222	462,316
Investments in joint ventures	66,402	66,038
Intangible assets, net	239,716	229,504
Goodwill	247,687	220,980
Operating lease right-of-use assets	72,310	74,856
Non-current accounts receivable, net	9,768	9,688
Other non-current assets	12,302	8,263
Total assets	$2,013,007	$1,937,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$326,125	$272,704
Income tax liabilities	45,084	37,151
Finance lease liabilities	1,967	1,047
Operating lease liabilities	17,531	19,057
Other current liabilities	98,144	107,750
Total current liabilities	488,851	437,709

Long-term borrowings	$20,000	-
Deferred tax liabilities, net	22,706	30,419
Post-retirement benefits	10,445	11,344
Finance lease liabilities	16,410	13,773
Operating lease liabilities	54,976	60,847
Uncertain tax positions	59,544	58,036
Other non-current liabilities	44,202	39,129
Total liabilities	717,134	651,257

Stockholders’ equity:
Common stock	8,062	7,911
Treasury Stock	(64,697)	(40,870)
Additional paid-in capital	1,909,323	1,847,078
Accumulated other comprehensive loss	22,318	27,549
Accumulated deficit	(579,133)	(555,773)
Total stockholders’ equity	1,295,873	1,285,895
Total liabilities and stockholders’ equity	$2,013,007	$1,937,152

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(23,360)	$(20,145)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	172,260	139,767
Equity in income of joint ventures	(12,853)	(15,731)
Stock-based compensation expense	19,574	18,486
Changes in fair value of investments	-	1,199
Elimination of unrealized profit on sales to joint ventures	4,159	-
Deferred taxes	(10,478)	(1,326)
Unrealized foreign exchange losses	5,658	6,116
Changes in fair value of contingent consideration	576	-
Changes in assets and liabilities:
Accounts receivable, net	(34,895)	(97,758)
Inventories	10,575	(26,037)
Other assets	(16,745)	4,365
Accounts payable and accrued liabilities	34,600	35,491
Other liabilities	(18,275)	31,435
Income taxes, net	8,798	10,209
Dividends received from joint ventures	8,329	7,283
Other	(9,614)	(13,185)
Net cash provided by operating activities	138,309	80,169

Cash flows from investing activities:
Capital expenditures	(122,110)	(81,904)
Payment for acquired businesses, net of cash acquired	(28,707)	-
Acquisition of technology	-	(7,967)
Proceeds from disposal of assets	2,013	7,279
Proceeds from sale / maturity of investments	572	11,386
Net cash used in investing activities	(148,232)	(71,206)

Cash flows from financing activities:
Cash pledged for collateral deposits	(217)	(70)
Payments of loan issuance and other transaction costs	-	(132)
Proceeds from long-term borrowings	50,000	-
Repayment of long-term borrowings	(65,096)	-
Repurchase of common stock	(20,024)	(12,996)
Payment of withholding taxes on stock-based compensation plans	(2,559)	(4,168)
Repayment of financed insurance premium	(9,317)	(7,245)
Repayments of finance leases	(2,126)	(1,001)
Net cash used in financing activities	(49,339)	(25,612)
Effect of exchange rate changes on cash and cash equivalents	(6,032)	(4,738)
Net decrease to cash and cash equivalents and restricted cash	(65,294)	(21,387)
Cash and cash equivalents and restricted cash at beginning of year	218,460	239,847
Cash and cash equivalents and restricted cash at end of year	$153,166	$218,460

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(44,268)	$(33,171)
Cash paid for interest, net	(2,177)	(3,851)
Change in accounts payable and accrued expenses related to capital expenditures	(7,926)	(14,721)

EXPRO GROUP HOLDINGS N.V.

SELECTED OPERATING SEGMENT DATA

(In thousands)

(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2023		2023		2022		2023		2022
NLA	$145,490	36%	$105,252	28%	$131,684	38%	$511,800	34%	$499,813	39%
ESSA	133,846	33%	135,395	37%	117,344	33%	520,951	34%	389,342	30%
MENA	65,363	16%	58,057	16%	55,387	16%	233,528	15%	201,495	16%
APAC	62,051	15%	71,114	19%	46,551	13%	246,485	16%	188,768	15%
Total	$406,750	100%	$369,818	100%	$350,966	100%	$1,512,764	100%	$1,279,418	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2023		2023		2022		2023		2022
NLA	$44,325	30%	$19,967	19%	$35,153	27%	$132,869	26%	$135,236	27%
ESSA	40,990	31%	39,268	29%	30,179	26%	136,007	26%	74,681	19%
MENA	21,271	33%	16,871	29%	19,433	35%	71,201	30%	63,315	31%
APAC (5)	5,337	9%	(4,286)	(6)%	3,673	8%	1,805	1%	4,850	3%
	111,923		71,820		88,438		341,882		278,082
Corporate costs (4)	(31,894)		(24,070)		(23,954)		(105,855)		(87,580)
Equity in income of joint ventures	5,117		2,495		5,590		12,853		15,731
Adjusted EBITDA	$85,146	21%	$50,245	14%	$70,074	20%	$248,880	16%	$206,233	16%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA Margin. Expro’s management believes Segment EBITDA and Segment EBITDA Margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA Margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)	Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

(5)	APAC Segment EBITDA, excluding $4 million, $15 million and $5 million, respectively, of unrecoverable LWI-related costs during the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, would have been $9 million, $11 million, and $9 million, respectively, and APAC Segment EBITDA margin would have been 15%, 15% and 18%, respectively. APAC Segment EBITDA, excluding $36 million of unrecoverable LWI-related costs during the year ended December 31, 2023 and $28 million of unrecoverable LWI-related costs during the year ended December 31, 2022, would have been $38 million and $33 million, respectively, and APAC Segment EBITDA margin would have been 15% and 17%, respectively.

EXPRO GROUP HOLDINGS N.V.

REVENUE BY AREAS OF CAPABILITIES

(In thousands)

(Unaudited)

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2023		2023		2022		2023		2022
Well construction	$145,279	36%	$116,293	31%	$137,754	39%	$533,556	35%	$500,438	39%
Well management (1)	261,471	64%	253,525	69%	213,212	61%	979,208	65%	778,980	61%
Total	$406,750	100%	$369,818	100%	$350,966	100%	$1,512,764	100%	$1,279,418	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.

CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS

(In thousands)

(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Total revenue	$406,750	$369,818	$350,966	$1,512,764	$1,279,418

Cost of revenue, excluding depreciation and amortization	(316,875)	(315,825)	(277,548)	(1,241,295)	(1,057,356)
Indirect costs (included in cost of revenue)	67,175	62,772	60,324	251,373	238,846
Stock-based compensation expense	1,755	1,789	1,466	6,967	7,658
Direct costs (excluding depreciation and amortization) (3)	(247,945)	(251,264)	(215,758)	(982,955)	(810,852)
Contribution (5)	$158,805	$118,554	$135,208	$529,809	$468,566

Contribution margin	39%	32%	39%	35%	37%

Support Costs(4):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Cost of revenue (excluding depreciation and amortization)	$316,875	$315,825	$277,548	$1,241,295	$1,057,356
Direct costs (excluding depreciation and amortization)	(247,945)	(251,264)	(215,758)	(982,955)	(810,852)
Stock-based compensation expense	(1,755)	(1,789)	(1,466)	(6,967)	(7,658)
Indirect costs (included in cost of revenue)	67,175	62,772	60,324	251,373	238,846
General and administrative, (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	11,782	7,961	10,333	42,531	39,030
Total support costs	$78,957	$70,733	$70,657	$293,904	$277,876

Total support costs as a percentage of revenue	19%	19%	20%	19%	22%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, and General and administrative expenses representing costs of running our corporate head office and other central functions, including, logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

(5)	Contribution, excluding $4 million, $15 million and $5 million, respectively, of unrecoverable LWI-related costs during the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, would have been $163 million, $134 million and $140 million respectively, and Contribution margin would have been 40%, 36% and 40%, respectively. Contribution, excluding $36 million of unrecoverable LWI-related costs during the year ended December 31, 2023 and $28 million of unrecoverable LWI-related costs during the year ended December 31, 2022, would have been $566 million and $496 million, respectively, and Contribution margin would have been 37% and 39%, respectively.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Total revenue	$406,750	$369,818	$350,966	$1,512,764	$1,279,418

Net (loss) income	$(12,418)	$(13,886)	$12,931	$(23,360)	$(20,145)

Income tax expense	13,376	13,307	11,697	44,307	41,247
Depreciation and amortization expense	62,874	37,414	34,538	172,260	139,767
Severance and other expense	8,901	1,897	2,411	14,388	7,825
Merger and integration expense	5,432	817	4,996	9,764	13,620
Other (income) expense, net	(4,774)	1,129	(1,477)	(1,234)	(3,149)
Stock-based compensation expense	4,892	4,934	3,554	19,574	18,486
Foreign exchange loss (gain)	4,608	4,260	(2,044)	9,238	8,341
Interest and finance expense, net	2,255	373	3,468	3,943	241
Adjusted EBITDA (1)	$85,146	$50,245	$70,074	$248,880	$206,233

Adjusted EBITDA margin (1)	21%	14%	20%	16%	16%

(1)	Excluding $4 million, $15 million and $5 million, respectively, of unrecoverable LWI-related costs during the three months ended December 31, 2023, September 30, 2023 and December 31, 2022, Adjusted EBITDA would have been $89 million, $65 million and $75 million, respectively, and Adjusted EBITDA margin would have been 22%, 18%, and 21%, respectively. Excluding $36 million of unrecoverable LWI-related costs during the year ended December 31, 2023 and $28 million of unrecoverable LWI-related costs during the year ended December 31, 2022, Adjusted EBITDA Margin would have been $285 million and $234 million, respectively, and Adjusted EBITDA margin would have been 19% and 18%, respectively

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$32,781	$58,841	$92,943	$138,309	$80,169
Cash paid during the period for interest, net	721	910	961	2,177	3,851
Cash paid during the period for severance and other expense	5,525	2,208	697	12,304	3,970
Cash paid during the period for merger and integration expense	4,389	1,614	4,350	17,403	27,344
Adjusted Cash Flow from Operations	$43,416	$63,573	$98,951	$170,193	$115,334

Adjusted EBITDA	$85,146	$50,245	$70,074	$248,880	$206,233

Cash conversion (1)	51%	127%	141%	68%	56%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net (loss) income	$(12,418)	$(13,886)	$12,931	$(23,360)	$(20,145)
Adjustments:
Merger and integration expense	5,432	817	4,996	9,764	13,620
Severance and other expense	8,901	1,897	2,411	14,388	7,825
Stock-based compensation expense	4,892	4,934	3,554	19,574	18,486
Total adjustments, before taxes	19,225	7,648	10,961	43,726	39,931
Tax benefit	-	-	(70)	(43)	(524)
Total adjustments, net of taxes	19,225	7,648	10,891	43,683	39,407
Adjusted net income (loss) attributable to company	$6,807	$(6,238)	$23,822	$20,323	$19,262

As reported diluted weighted average common shares outstanding	110,325,863	108,777,429	109,348,871	109,161,453	109,072,761

As reported net loss per diluted share	$(0.11)	$(0.13)	$0.12	$(0.21)	$(0.18)
Adjusted net income (loss) per diluted share	$0.06	$(0.06)	$0.22	$0.19	$0.18